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                                                                   EXHIBIT a(17)

                             NORTHSTAR GALAXY TRUST

                     ESTABLISHMENT AND DESIGNATION OF SERIES

The undersigned, being a majority of the Trustees of the Northstar Galaxy Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.11 of the Declaration of Trust dated December 17, 1993, as amended (the "Declaration of Trust"), hereby establish an additional series of the Trust (the "Portfolio"), the Portfolio hereby created having the following special and relative rights:

         1. The Portfolio shall be designated as the Northstar Small Cap Growth Portfolio.

         2. The Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current prospectus and registration statement for the Portfolio under the Securities Act of 1933. Each share of beneficial interest of the Portfolio ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets of the Portfolio, and shall be entitled to receive its pro rata share of net assets allocable to such shares of the Portfolio upon liquidation of the Portfolio, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Portfolio, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Portfolio, unless otherwise required by law.

         3. Each share of beneficial interest of the Portfolio shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares shall be entitled to vote except to the extent otherwise required by the Investment Company Act of 1940, or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Portfolio if acted upon as provided in Rule 18f-2 under such Act or any successor rule and in the Declaration of Trust.

         4. The assets and liabilities of the Trust shall be allocated among the Portfolio and each other series within the Trust, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

                  (a) Costs incurred by the Trust on behalf of the Portfolio in connection with the organization and initial registration and public offering of Shares of the Portfolio shall be amortized or the Portfolio over the lesser of the life of the Portfolio or the five year period beginning with the month that the Portfolio commences operations.

                  (b) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges and reserves by the

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                           Trustees shall be conclusive and binding upon the
                           Shareholders of all series for all purposes.

         5. The Trustees (including my successor Trustee) shall have [ILLEGIBLE] assets and expenses or to change the designation of the Portfolio now or hereafter created, or to otherwise change the special and relative rights of the shareholders of the portfolio, provided that such change shall not adversely affect the rights of the shareholders of the portfolio.

Dated: July 29, 1998


/s/ John G. Turner                          /s/ Mark L. Lipson
----------------------------------          ----------------------------------
John G. Turner                              Mark L. Lipson

/s/ Paul S. Doherty                         /s/ Robert B. Goode
----------------------------------          ----------------------------------
Paul S. Doherty.                            Robert B. Goode, Jr.

/s/ David W. Wallace                        /s/ Walter May
----------------------------------          ----------------------------------
David W. Wallace                            Walter May

/s/ David W.C. Putnam                       /s/ Alan L. Gosule
----------------------------------          ----------------------------------
David W.C. Putnam                           Alan L. Gosule, Esq.

/s/ John R. Smith
----------------------------------
John R. Smith